                                                                  EXHIBIT (a)(1)



                                  VASTERA, INC.
  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS ISSUED UNDER THE VASTERA, INC. 1996 STOCK OPTION PLAN AND VASTERA, INC. 2000 STOCK INCENTIVE PLAN HAVING AN
    EXERCISE PRICE PER SHARE EQUAL TO OR GREATER THAN $6.50 FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")


       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., EASTERN TIME,
               ON SEPTEMBER 30, 2002 UNLESS THE OFFER IS EXTENDED.

         Vastera, Inc. ("VASTERA" or the "COMPANY") is offering to all current employees of Vastera or one of its subsidiaries the opportunity to exchange any of the outstanding stock options held by such individuals with an exercise price per share of $6.50 or more (each an "ELIGIBLE OPTION" and collectively, the "ELIGIBLE OPTIONS") granted pursuant to (1) the Vastera, Inc. 1996 Stock Option Plan, as amended (the "1996 PLAN") or (2) the Vastera, Inc. 2000 Stock Incentive Plan (the "2000 PLAN," and together with the 1996 Plan, the "OPTION PLANS") for new nonstatutory stock options (each a "NEW OPTION" and collectively, the "NEW OPTIONS"). If you choose to tender any eligible option, you must also tender all options granted to you after February 26, 2002 (the "REQUIRED OPTIONS," and together with the eligible options, the "TENDERED OPTIONS").

         We are making this offer upon the terms and conditions described in this Offer to Exchange (the "OFFER TO EXCHANGE"), the Letter of Transmittal, and the Notice to Withdrawal (which together, as they may be amended from time to time, constitute the "OFFER").

         The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options on or after the first business day that is at least six months and one day after the date we cancel the options accepted for exchange (the "NEW GRANT DATE"). You may only tender options that have an exercise price of $6.50 per share or more. If you choose to tender an eligible option, you must tender all options with that exercise price. If you choose to participate in this Offer, you must tender all option grants made to you since February 26, 2002, even if such option grants have an exercise price below $6.50. If you attempt to tender some of your options, but do not include all of the options granted to you after February 26, 2002, your entire tender will be rejected. All tendered options accepted by us through the Offer will be cancelled as promptly as practicable after 9:00 p.m., Eastern time, on the date the Offer ends. The Offer will expire on September 30, 2002, unless it is extended (the "EXPIRATION DATE"), and we expect to cancel options on October 1, 2002, or as soon as practicable thereafter (the "CANCELLATION DATE").

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 8 of this Offer to Exchange. You may participate in the Offer if you are an employee of Vastera or one of our subsidiaries and hold an eligible option. In order to receive a new option pursuant to this Offer, you must continue to be an employee through the date on which the new options are granted, which will be the first business day that is at least six months and one day after the cancellation date.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the 2000 Plan.

         The exercise price per share of the new options will be the fair market value on the date of grant, which will be the closing price of a share of our common stock on the Nasdaq National Market. THIS PRICE MAY BE HIGHER OR LOWER THAN THE CURRENT PRICE OF OUR COMMON STOCK, AND IT MAY BE HIGHER OR LOWER THAN THE EXERCISE PRICE PER SHARE OF YOUR ELIGIBLE OPTIONS AND REQUIRED OPTIONS.

         Each new option will entitle the optionee to purchase the same number of shares subject to the tendered options.

         Each new option will generally vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

         o if the tendered option was fully vested on the expiration date, the new option will be fully vested;

         o if the tendered option would have been fully vested on the new grant date, the new option will be fully vested; and

         o all other new options will have the same vesting schedule as its corresponding tendered option. For example, if an employee tenders an option that will be 60% vested upon the new grant date, then the new option will be 60% vested.

         Neither the management of Vastera nor our Board of Directors makes any recommendation as to whether you should tender your options for exchange. You must make your own decision whether to tender your options and you should consult your own legal and tax advisors in this regard.

         As of August 28, 2002, options to purchase 7,902,549 shares of our common stock were issued and outstanding under the Option Plans, of which 4,868,102 were eligible to participate in this Offer.

         Vastera's common stock is traded on the Nasdaq National Market under the symbol "VAST." On August 28, 2002, the closing price of our common stock reported on the Nasdaq National Market was $2.37 per share. However, since September 28, 2000, our common stock has traded as high as $24.01 and as low as $1.61 per share. The management of Vastera makes no prediction as to the likely stock price on the day on which new options are granted. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR SHARES OF OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON, INCLUDING DEATH OR DISABILITY, PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION NOR WILL YOU RECEIVE THE RETURN OF YOUR TENDERED OPTION.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal and the Notice to Withdrawal to Jo Wechselblatt. To receive the most up-to-date option information, all employees can view their stock options status via their OptionSELECT account at WWW.OPTIONSELECT.DB.COM, the service that we use to provide employees an ability to view their stock options online, 24 hours a day. If you do not have your user name or password, please contact a customer service representative at Deutsche Banc Alex. Brown at 800-776-7564 (or outside of the U.S. 00-800-5043-5043 or 00-410-229-2559) for assistance.

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and fax or hand deliver it and any other required documents to Jo Wechselblatt at Vastera.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender your options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, election form and notice to change election from accept to reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................1

THE OFFER.........................................................................................................8

1.   ELIGIBILITY..................................................................................................8

2.   NUMBER OF OPTIONS; EXPIRATION DATE...........................................................................8

3.   PURPOSE OF THE OFFER.........................................................................................9

4.   STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED....................................................................10

5.   PROCEDURES FOR TENDERING OPTIONS............................................................................10

6.   WITHDRAWAL RIGHTS AND CHANGE OF ELECTION....................................................................11

7.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS..............................................11

8.   CONDITIONS OF THE OFFER.....................................................................................13

9.   PRICE RANGE OF SHARES UNDERLYING THE OPTIONS................................................................15

10.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS....................................................15

11.  CERTAIN DIFFERENCE BETWEEN ELIGIBLE OPTION AND REQUIRED OPTIONS AND NEW OPTIONS TO BE GRANT IN EXCHANGE.....19

12.  INFORMATION CONCERNING VASTERA..............................................................................20

13.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS...................22

14.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.........................22

15.  LEGAL MATTERS; REGULATORY APPROVALS.........................................................................23

16.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............................................................23

17.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..................................................................25

18.  FEES AND EXPENSES...........................................................................................26

19.  ADDITIONAL INFORMATION......................................................................................26

20.  MISCELLANEOUS...............................................................................................27

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Letter of Transmittal, and the Notice of Withdrawal because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Letter of Transmittal, and the Notice of Withdrawal.

1.       WHAT OPTIONS ARE YOU OFFERING TO EXCHANGE? (PAGE i)

         We are offering to exchange new options to purchase Vastera common stock that we will grant under the 2000 Plan for outstanding, unexercised options held by eligible employees if, but only if, those options have an exercise price equal to or greater than $6.50 per share.

2.       WHO IS ELIGIBLE TO PARTICIPATE? (PAGE 8)

         Any of our employees are eligible to participate if they are employees of Vastera or one of Vastera's subsidiaries as of the date the Offer commences and the cancellation date. To receive a new option, you must remain an employee through the new grant date, which will be the first business day that is at least six months and one day after the cancellation date of the accepted tendered options. If Vastera does not extend the Offer, the new options will be granted on or after April 3, 2003.

3. ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE? (PAGE 23)

         Yes. However, special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Short summaries of some of the important implications in some of the countries where our non-U.S. employees are located are attached as exhibits. If you are an employee located outside of the United States, you should review these summaries and consult your individual tax, legal, and investment advisors.

4.       WHY ARE YOU MAKING THE OFFER? (PAGE 9)

         We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the Company. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with the Company. Some of our outstanding options, regardless of whether they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this Offer to exchange outstanding eligible options for new options that will have an exercise price equal to the fair market value of our common stock on the new grant date, we intend to provide our eligible employees with the benefit of holding options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees, and thereby maximize stockholder value.

5.       WHAT ARE THE CONDITIONS TO THE OFFER? (PAGE 13)

         The Offer is not conditioned on a minimum number of options being tendered. We will not, however, accept partial tenders of options. Accordingly, if you tender an eligible option, you must tender all of that option. Participation in the Offer is completely voluntary. The conditions are described in Section 8 of this Offer to Exchange.

6.       MAY I TENDER VESTED OPTIONS AS WELL AS UNVESTED OPTIONS? (PAGE I)

         Yes. You may tender any of your eligible options, regardless of whether they are currently vested. However, if you choose to tender any of your eligible options, you must also tender all of your required options, regardless of whether they are vested or what the exercise price is.

7.       MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         This Offer only pertains to options, and does not apply to shares purchased upon the exercise of options or otherwise. If you have previously exercised an eligible option in its entirety, that option is no longer outstanding and is, therefore, not subject to this Offer. If you have previously exercised a portion of an eligible option, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to this Offer.

8. MAY I TENDER ONE OF MY ELIGIBLE OPTIONS AND RETAIN MY REMAINING ELIGIBLE OPTIONS? (PAGE 11)

         Yes, you may tender none, some, or all of your eligible options. For example, if you have received two eligible options, you may choose to tender no options, one option, or both options. However, if you choose to tender any of your eligible options, you must also tender all of your required options, regardless of whether they are vested or what the exercise price is.

9. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS? (PAGE 10)

         To receive new options through the Offer and under the terms of the 2000 Plan, you must be an employee of Vastera or one of its subsidiaries through the new grant date.

         As discussed below, subject to the terms of this Offer, we will not grant the new options to any participating employee until the date that is on or after the first business day that is at least six months and one day after the cancellation date. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF VASTERA OR ONE OF ITS SUBSIDIARIES THROUGH THE DATE WE GRANT THE NEW OPTIONS FOR ANY REASON, INCLUDING DEATH OR DISABILITY, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

10. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS? (PAGE 8)

         If you meet the eligibility requirements and subject to the terms of this Offer, we will grant you new options to purchase the number of shares equal to the number of unexercised shares subject to the options you tender. New options will be granted under the 2000 Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us.

11.      WHEN WILL I RECEIVE MY NEW OPTIONS? (PAGE 11)

         We will not grant the new options until the date that is on or after the first business day that is at least six months and one day after the cancellation date. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on October 1, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the Offer), the new options will not be granted until on or after April 3, 2003. You must be an employee of Vastera or one of its subsidiaries on the new grant date to be eligible to receive them.

12. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER? (PAGE 22)

         If we were to grant the new options on any date that is within six months and one day after the cancellation date, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in Vastera's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited, or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

13. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS? (PAGE 11)

         No. If we accept options you tender in the Offer, we must defer the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible until the new grant date in order to avoid having to treat such options as variable awards.

14. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS? (PAGE 11)

         Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options.

15.      WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE? (PAGE 15)

         The exercise price per share of the new options will be the fair market value on the date of grant, which will be the closing price of a share of our common stock on the Nasdaq National Market on the new grant date.

         We cannot, therefore, predict the exercise price of the new options. Because we will not grant new options until the date that is on or after the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your tendered options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether to tender your options.

16.      WHEN WILL THE NEW OPTIONS VEST? (PAGE 15)

         The vesting of the new options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         Each new option granted will vest as follows:

         o if the tendered option was fully vested on the expiration date, the new option will be fully vested;

         o if the tendered option would have been fully vested on the new grant date, the new option will be fully vested; and

         o all other new options will have the same vesting schedule as its corresponding tendered option. For example, if an employee tenders an option that will be 60% vested upon the new grant date, then the new option will be 60% vested.

17. WILL THERE BE ANY MATERIAL DIFFERENCES BETWEEN MY TENDERED OPTIONS AND THE NEW OPTIONS? (PAGE 19)

         All new options will be nonstatutory options. Therefore, if you tendered an incentive stock option, you will not be issued another incentive stock option.

         To the extent your eligible options and required options were granted pursuant to the 2000 Plan, the new options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the new exercise price and a new 10-year maximum term.

         If your eligible options were originally granted pursuant to the 1996 Plan, those options may contain certain features, such as 50% accelerated vesting in the event of a "CHANGE OF CONTROL," as defined therein. If your eligible options were originally granted pursuant to the 2000 Plan, those options may contain certain features, such as 100% accelerated vesting in the event of a Change of Control. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement. The new options will be granted pursuant to the 2000 Plan and, therefore, will contain features of the 2000 Plan such as 100% accelerated vesting in the event of a Change of Control. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement.

         In addition, new options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

18. WHAT IF THE COMPANY ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION? (PAGE 11)

         BEFORE THE EXPIRATION DATE. If we are acquired PRIOR to the expiration date, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements governing those options.

         AFTER THE EXPIRATION DATE BUT BEFORE THE NEW GRANT DATE. If we are acquired after your tendered options are accepted for exchange and cancelled but before the new grant date, the obligations of Vastera in connection with this Offer would not be automatically assumed by the acquiring company. While we would seek to make provision for tendering option holders, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a transaction.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, you might be deprived of any further price appreciation in the shares associated with the new options. For example, if the Company was acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of the Company for stock, you might receive options to purchase shares of a different issuer.

         AFTER THE NEW GRANT DATE. If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event you would continue to vest in those options according to the vesting schedule in effect for them prior to the transaction. Each option that is assumed will be appropriately adjusted, immediately after such transaction, to apply to the number and class of securities that would have been issued to you had you exercised the new option immediately prior to such transaction. If the holders of our common stock receive cash consideration in connection with the transaction, the assumed option may be adjusted, at the option of the successor company, to apply to the number of shares of its common stock with a fair market value equivalent to the cash consideration paid per share of common stock in such transaction.

         Alternatively, if the successor company does not assume or replace the new options with a cash incentive program preserving the spread on those options at the time of the acquisition, then the shares of common stock subject to those options would vest on an accelerated basis and the new options would become exercisable for all of the option shares immediately prior to the acquisition. In addition, if the new options were not assumed by the successor company nor exercised immediately prior to the acquisition, then they would terminate immediately after the transaction.

19.      ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

         Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable on the new grant date, you will not be granted a new option.

         Also, if you are no longer an employee of Vastera or one of its subsidiaries through the new grant date, you will not receive any new options.

20. CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN SHARES? (PAGE 11)

         No. You cannot partially tender an outstanding option. Therefore, if you want to tender an eligible option, you must tender the entire option.

21. IF MY ORIGINAL OPTION GRANT IS SPLIT BETWEEN AN INCENTIVE STOCK OPTION AND A NONQUALIFIED STOCK OPTION BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS, CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

         No. You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonstatutory stock option because it is still considered a single option grant. It cannot be separated for purposes of the Offer.

22. WHERE CAN I FIND THE CURRENT EXERCISE PRICE AND NUMBER OF SHARES OF MY ELIGIBLE OPTIONS?

         Options granted after October 3, 2000, are exercisable to purchase the number of shares at the exercise price in each case as stated in the option agreement. Because of the three-for-two stock split that occurred on October 3, 2000, options granted prior to that date are exercisable to purchase 150% of the number of shares stated in the option agreement and the exercise price per share is 66 2/3% of the exercise price stated in the option agreement. For example, if you have an option agreement dated prior to October 3, 2000 that states that you are entitled to purchase 1,000 shares for $15 per share, that option became an option to purchase 1,500 shares for $10 per share.

         To receive the most up-to-date option information, all employees can view their stock options status via their OptionSELECT account at WWW.OPTIONSELECT.DB.COM, the service that we use to provide employees an ability to view their stock options online, 24 hours a day. If you do not have your user name or password, please contact a customer service representative at Deutsche Banc Alex. Brown at 800-776-7564 (or outside of the U.S. 00-800-5043-5043 or 00-410-229-2559) for assistance.

23. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE? (PAGE 10)

         Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. You should refer to the discussion of "Material U.S. Federal Income Tax Consequences" below for possible effects of the Offer on incentive stock option qualification.

24.      WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?
         (PAGE 23)

         If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, upon the grant of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes.

         However, we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the Offer.

25. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS? (PAGE 23)

         No. All new options will be nonstatutory stock options, even if some of the cancelled stock options are incentive stock options. The tax consequences of exercising nonstatutory stock options differ from those resulting from the exercise of incentive stock options. Upon the exercise of incentive stock options, no ordinary income tax is payable, although the difference between the option exercise price and the fair market value of the stock acquired upon exercise may be subject to alternative minimum tax. Upon exercise of a nonstatutory stock option, you would realize ordinary income equal to the difference between the option exercise price and the fair market value of the stock acquired upon exercise of the option, and you would be required to provide for withholding of income and employment taxes on that income. If you sell the stock acquired upon exercise of an incentive stock option after the longer of two years after the date of grant of the option and one year after the date of exercise of the option, any gain in excess of the option exercise price will be treated as long-term capital gain. If you sell stock acquired in connection with the exercise of a nonstatory stock option more than one year after the date of exercise of the option, any gain in excess of the fair market value of the stock at the date of exercise of the option will be treated as long-term capital gain. You should refer to the discussion of "Material U.S. Federal Income Tax Consequences" below for a complete discussion of the tax consequences of exchanging your options and the difference between incentive stock options and nonstatutory stock options.

26.      WHEN WILL MY NEW OPTIONS EXPIRE? (PAGE 15)

         Your new options will expire no later than 10 years from the date of grant and will be subject to the same forfeiture provisions as the exchanged options. For example, if you exchange options that currently expire on December 31, 2010, the new options will expire 10 years from the date they are granted instead. However, if you should terminate your employment prior to that date, the new options will expire earlier in the same manner as the exchanged options would have expired.

27. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED? (PAGE 25)

         The Offer expires on September 30, 2002, at 9:00 p.m., Eastern time, unless it is extended by us. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration of the Offer period.

28.      HOW DO I TENDER MY OPTIONS? (PAGE 10)

         If you decide to tender your options, you must deliver, before 9:00 p.m., Eastern time, on September 30, 2002 (or such later date and time if we extend the expiration of the Offer), a properly completed and executed Letter of Transmittal and any other documents required by the Letter of Transmittal via facsimile at (703) 661-6928 or hand delivery to Jo Wechselblatt. This is a one-time Offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options the day after the expiration date.

29. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS? (PAGE 11)

         You may withdraw your tendered options at any time before the Offer expires at 9:00 p.m., Eastern time, on September 30, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this Offer, if we have not accepted your tendered options by

October 28, 2002, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled. To withdraw tendered options, you must deliver to us via facsimile at (703) 661-6928 or hand delivery to Jo Wechselblatt a signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above.

30.      CAN I CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?
         (PAGE 11)

         Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 9:00 p.m., Eastern time, on September 30, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via facsimile at (703) 661-6928 or hand delivery to Jo Wechselblatt a new Letter of Transmittal, which includes the information regarding your new election, and is clearly dated after your original Letter of Transmittal.

31. WILL I RECEIVE A CONFIRMATION OF MY ELECTION, CHANGE OF ELECTION OR WITHDRAWAL? (PAGE 11)

         Yes. Within three business days of the receipt of your Letter of Transmittal or your Notice of Withdrawal, Vastera will deliver to the option holder an Acknowledgement and Receipt of Letter of Transmittal. You should print these email confirmations and keep them with your records.

32. WHAT DOES VASTERA'S MANAGEMENT AND BOARD OF DIRECTORS THINK OF THE OFFER? (PAGE 9)

         Although the Compensation Committee of our Board of Directors has approved this Offer, neither the management of Vastera, the Compensation Committee nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender any options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

33.      ARE THERE ANY RISKS ASSOCIATED WITH PARTICIPATING IN THE OFFER?

         We understand that this will be a difficult decision for many option holders. The Offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual option holder's personal decision, and it will depend largely on each option holder's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. It is possible, for example, that the stock price could increase after the date your tendered options are cancelled, in which case your cancelled options might have been worth more than the new options you have received in exchange for them. Another risk is that if your employment terminates for any reason, including your death or disability, prior to the grant of the replacement option, you will receive neither a new option nor the return of your cancelled option. The examples just given are by no means the only risks associated with participating in the Offer and careful consideration must be to these and other risks before the decision to participate is made.

34.      WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         Please direct your questions to Brian Henderson, Kevin Boyce, or Jo Wechselblatt at (703) 661-9006 or option.exchange@vastera.com.

                                    THE OFFER

1.       ELIGIBILITY.

         Only eligible employees may participate in the Offer. Employees are "ELIGIBLE" employees if they are employees of Vastera or one of Vastera's subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. Because the Offer relates only to options with an exercise price equal to or greater than $6.50, only employees holding such options are eligible to participate in the Offer.

         In order to receive a new option, you must remain an employee until the new options are granted. If Vastera does not extend the Offer, the new options will be granted on or after April 3, 2003.

2.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Subject to the terms and conditions of the Offer, we agree to issue new options in exchange for all outstanding, unexercised eligible options and required options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 and Section 6 before the "EXPIRATION DATE," as defined below. If you choose to tender an eligible option, you must tender all shares associated with that option.

         If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive one or more new options to purchase the number of shares equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 2000 Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Vastera or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been cancelled. This means that if you quit, irrespective of your reason for quitting, we terminate your employment, or your employment terminates for any other reason, including your death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. Any options that are not tendered and accepted will continue to be governed by the terms of the option agreement previously entered into between you and Vastera with respect to such options. Nothing in this Offer should be deemed an assurance of, or further extension of, your employment with the Company. Because we accept your tender of option shares does not mean we are obligated to continue your employment with us.

         The term "EXPIRATION DATE" means 9:00 p.m., Eastern time, on September 30, 2002, unless and until we, in our discretion, extend the period of time during which the Offer will remain open, in which event the term "EXPIRATION DATE" refers to the latest time and date at which the Offer, as so extended, expires. See Section 17 of this Offer to Exchange for a description of our rights to extend, delay, terminate, and amend the Offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         o we increase or decrease the amount of consideration offered for the options;

         o we decrease the number of options eligible to be tendered in the Offer; or

         o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 17 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of such notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

3.       PURPOSE OF THE OFFER.

         We issued options to:

         o provide our eligible employees with additional incentive and to promote the success of our business; and

         o encourage our eligible employees to continue their employment with us.

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Vastera. Some of our outstanding options, whether they are exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this Offer to exchange eligible options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize shareholder value. Because we will not grant new options until the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of our current outstanding options.

         From time to time, we engage in strategic transactions with business partners, customers, and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this Offer. As is outlined in Section 10, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         o any material change in our present dividend policy, or our indebtedness or capitalization;

         o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         o any other material change in our corporate structure or business;

         o our shares of common stock not being authorized for quotation in an automated system operated by a national securities association;

         o our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT");


         o        the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Exchange Act;

         o the acquisition by any person of any of our securities or the disposition of any of our securities; or

         o any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither the management of Vastera nor the Board of Directors of Vastera makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

4.       STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

         If you choose not to tender any options or we do not accept your tendered options for exchange and cancellation pursuant to this offer, then such options will remain outstanding and you will continue to hold them in accordance with their terms.

5.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS.

         To validly tender your options through the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver the Letter of Transmittal to Jo Wechselblatt via facsimile at (703) 661-6928 or hand delivery, along with any other required documents. Jo Wechselblatt must receive all of the required documents before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. WE WILL ONLY ACCEPT DELIVERY BY MAIL OR BY FACSIMILE. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IF DELIVERY IS BY FACSIMILE, PLEASE KEEP A PAPER CONFIRMATION THAT THE FACSIMILE WAS RECEIVED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer for all tendering option holders or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension that we may grant in our sole discretion.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE

A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

6.       WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

         You may withdraw your tendered options at any time before 9:00 p.m., Eastern time, on September 30, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by 9:01 p.m., Eastern time, on October 28, 2002, you may withdraw your tendered options at any time after 12:01 a.m., Eastern time, on October 28, 2002.

         To validly withdraw tendered options, you must deliver to Jo Wechselblatt via facsimile at (703) 661-6928 or hand delivery, in accordance with the procedures listed in Section 5 above, a signed and dated Notice of Withdrawal, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver a new Letter of Transmittal to Jo Wechselblatt via facsimile at (703) 661-6928 or hand delivery, in accordance with the procedures listed in Section 5 above. If you deliver a new Letter of Transmittal that is properly signed and dated, it will replace any previously submitted Letter of Transmittal, which will be disregarded.

         Except as described in the following sentence, the Notice of Withdrawal and any new or amended Letter of Transmittal must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 5.

         No one is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or any new or amended Letter of Transmittal, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdrawal and new or amended Letter of Transmittals. Our determination of these matters will be final and binding.

7.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and conditions of the Offer and the business day following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be October 1, 2002, and you will be granted new options on or after the first business day that is at least six months and one day after the cancellation date. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by September 30, 2002, the scheduled expiration date of the Offer, and accepted for exchange and cancelled on October 1, 2002 you will be granted new options on or after April 3, 2003. If we accept and cancel options properly tendered for exchange after October 1, 2002, the period in which the new options will be granted will be similarly delayed.

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of our review, we may decide to grant you additional options in the future. IF WE ACCEPT OPTIONS YOU TENDER IN THE OFFER, WE WILL DEFER ANY GRANT TO YOU OF OTHER OPTIONS, SUCH AS ANNUAL, BONUS OR PROMOTIONAL OPTIONS, FOR WHICH YOU MAY BE ELIGIBLE UNTIL AFTER THE NEW OPTION GRANT DATE. WE WILL DEFER THE GRANT TO YOU OF THESE OTHER OPTIONS IN ORDER TO AVOID INCURRING A COMPENSATION EXPENSE AGAINST OUR EARNINGS AS A RESULT OF ACCOUNTING RULES THAT COULD APPLY TO THESE INTERIM OPTION GRANTS AS A RESULT OF THE OFFER.

         Your new options will entitle you to purchase the number of shares that is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF VASTERA OR ITS SUBSIDIARIES THROUGH THE NEW GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN CANCELLED PURSUANT TO THIS OFFER.

         We will not accept tenders of options other than eligible options. You may tender all or any of your eligible options. We will not accept partial tenders of options. Therefore, if you tender an eligible option, you must tender the entire option.

         If we are acquired prior to expiration of this Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If we are acquired after your tendered options are accepted for exchange and cancelled but before the new options are granted, the obligations of Vastera in connection with this Offer would not be automatically assumed by the acquiring company. While we would seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a transaction.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

         If we are acquired after the grant of the new options, those options may be assumed by the successor company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the transaction. Each option that is assumed will be appropriately adjusted, immediately after such transaction, to apply to the number and class of securities which would have been issued to you had you exercised the new option immediately prior to such transaction. If the holders of common stock receive cash consideration in connection with the transaction, the assumed option may be adjusted, at the option of the successor company, to apply to the number of shares of its common stock with a fair market value equivalent to the cash consideration paid per share of common stock in such transaction.

         If the successor company does not assume or replace the new options with a cash incentive program preserving the spread on those options at the time of the acquisition, then the shares of common stock subject to those options would vest on an accelerated basis and the new options would become exercisable for all of the option shares immediately prior to the acquisition. In addition, if the new options were not assumed by the successor company nor exercised immediately prior to the acquisition, then they would immediately terminate after the transaction.

         Within three business days of the receipt of your Letter of Transmittal or your Notice of Withdrawal, Vastera will deliver to the option holder an Acknowledgement and Receipt of Letter of Transmittal. However, this is not by itself an acceptance of the options for cancellation. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept and cancel one business day after the expiration date all properly tendered options that are not validly withdrawn.

8.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after August 30, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

         (1) there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Vastera;

         (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Vastera, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

                  (b) delay or restrict our ability, or render us unable to accept for exchange or issue new options for some or all of the tendered options;

                  (c) materially impair the contemplated benefits of the Offer to Vastera; or

                  (d) materially and adversely affect Vastera's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Vastera;

         (3)      there shall have occurred:

                  (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (d) any limitation, regardless of whether mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (e) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of us or our subsidiaries or on the trading in our common stock;

                  (f) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

                  (g) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

                  (h) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 30, 2002;

         (4) there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record a compensation expense against our earnings in connection with the Offer for financial reporting purposes;

         (5) a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Vastera, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (a)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the Securities and Exchange Commission before August 30, 2002;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the Securities and Exchange Commission before August 30, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

         (6) any change or changes shall have occurred in Vastera's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Vastera or may materially impair the contemplated benefits of the Offer to Vastera.

         The conditions to the Offer are for Vastera's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

9.       PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

         There is no established trading market for Vastera's options. The common stock is currently traded on the Nasdaq National Market under the symbol "VAST." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

QUARTER ENDED                                                                            HIGH        LOW
-------------                                                                          --------    --------
      September 30, 2002 (through August 28, 2002)                                     $  5.94     $   1.61
      June 30, 2002                                                                       4.75         4.09
      March 31, 2002                                                                     14.90        14.45
      December 31, 2001                                                                  16.85        15.84
      September 30, 2001                                                                 11.30         9.91
      June 30, 2001                                                                      14.30        13.02
      March 31, 2001                                                                     8.47         7.25
      December 31, 2000                                                                  16.12        14.75
      September 30, 2000 (commencing at the initial public offering
         on September 28, 2000)                                                          24.01        16.88


         As of August 28, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $2.37 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

         The new options will not be granted until the first trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the new options will be the last reported sale price or our common stock reported on the Nasdaq National Market on the date of grant. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may never trade at a price above the exercise price of the new options.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR SHARES OF COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

10.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. We will issue new options to purchase shares of our common stock under the 2000 Plan in exchange for the eligible options and the required options properly tendered and accepted for cancellation by us. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us. Thus, for every one share of common stock purchasable under an exchanged option, you will receive a new option to purchase one share of our common stock. The number of shares to be represented by the new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events that may occur between the expiration date and the new option grant date.

         If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer we will grant new options to purchase approximately 5,331,602 shares. The shares issuable upon exercise of these new options would equal approximately 67.4% of our total shares outstanding as of August 28, 2002.

         TERMS OF NEW OPTIONS. The new options will be granted under the 2000 Plan. A new option agreement will be entered into between Vastera and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for cancellation. To the extent the tendered option was granted pursuant to the 2000 Plan, the terms and conditions of the new option are intended to be substantially similar to the terms and conditions of such tendered option. To the extent the tendered option was granted pursuant to the 1996 Plan, the terms and conditions of the new option may differ from the terms and conditions of such tendered option. WE RECOMMEND THAT YOU REVIEW AND COMPARE THE TERMS OF THE NEW STOCK OPTION AGREEMENT WITH THE TERMS OF YOUR EXISTING OPTION AGREEMENT. All of the new options granted in exchange for your tendered options will be nonstatutory options under federal tax laws.

         The vesting of the new options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         New options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

         The grant of new options pursuant to this Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

         2000 STOCK INCENTIVE PLAN. The following description of the terms of the 2000 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan and the form of stock option agreement. A complete copy of the 2000 Plan has been filed as an exhibit to our registration statement on Form S-8 filed with the Securities and Exchange Commission on February 15, 2001. Please visit Vastera's intranet located on Bosk at the following link: at HTTP://BOSK.VASTERA.COM/STOCK_INFO.HTM to view copies of the 2000 Plan and/or the form of stock option agreement or notice of stock option grant.

         The 2000 Plan consists of five separate equity incentive programs: (a) the Discretionary Option Grant Program, (b) the Stock Issuance Program, (c) the Salary Investment Option Grant Program, (d) the Automatic Option Grant Program for non-employee directors and (e) the Director Fee Option Grant Program. The option exchange that is the subject of this Offer is being done pursuant to the Discretionary Option Grant Program. The principal features of the Discretionary Option Grant program are described below.

PLAN TERMS

         ADMINISTRATION. The Compensation Committee of the Board of Directors has the exclusive authority to administer the Discretionary Option Grant Program with respect to the option grants made to our executive officers and non-employee directors and will also have the authority to make option grants under those programs to all other eligible individuals. However, the Board of Directors may at any time appoint a secondary committee of one or more directors to have separate but concurrent authority with the Compensation Committee to make option grants under the Offer to individuals other than executive officers and non-employee directors.

         The term "PLAN ADMINISTRATOR," as used in this summary, will mean the Compensation Committee and any secondary committee; to the extent each such entity is acting within the scope of its administrative authority under the 2000 Plan. The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a statutory option under the federal tax laws, the vesting schedule, if any, to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

         ELIGIBILITY. Officers and employees, non-employee directors and independent consultants in our service or in the service of our subsidiaries are eligible to receive grants pursuant to the Discretionary Option Grant Program. However, only current employees are eligible to participate in this Offer.

         SHARE RESERVE. As of August 28, 2002, 19,375,411 shares of common stock are reserved for issuance over the term of the 2000 Plan. Such share reserve consists of (a) the 18,250,000 shares of common stock initially reserved for issuance under the 2000 Plan (including the shares of common stock subject to the outstanding options under the 1996 Plan which were transferred to the 2000 Plan) plus (b) the additional 545,034 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the 2000 Plan plus (c) the additional 580,377 shares added to the reserve on January 2, 2002 pursuant to such automatic share increase provisions of the 2000 Plan.

         The share reserve under the 2000 Plan will automatically increase on the first trading day of each calendar year by the number of shares of common stock equal to 1.5% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 750,000 shares, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

         No participant in the 2000 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of common stock in aggregate per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

         The shares of common stock issuable under the 2000 Plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock that we acquire, including shares purchased on the open market.

         Shares subject to any outstanding options under the 2000 Plan (including options transferred from the 1996 Plan) that expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 2000 Plan which we subsequently purchase, at the option exercise or direct issue price paid per share, pursuant to our purchase rights under the 2000 Plan will be added back to the number of shares reserved for issuance under the 2000 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 2000 Plan will not be available for reissuance.

         CHANGES IN CAPITALIZATION. In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the 2000 Plan, (b) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 2000 Plan per calendar year, (c) the number and/or class of securities for which grants are subsequently made under the Automatic Option Grant Program to new and continuing non-employee Board members, (d) the number and/or class of securities and the exercise price per share in effect under each outstanding option, and
(e) the maximum number and/or class of securities by which the share reserve under the 2000 Plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding options thereunder.

         AMENDMENT AND TERMINATION. The Board of Directors may amend or modify the 2000 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board of Directors, the 2000 Plan will terminate on the earliest of (a) April 3, 2010,
(b) the date on which all shares available for issuance pursuant to the 2000 Plan have been issued as fully-vested shares or (c) the termination of all outstanding options in connection with certain changes in control.

OPTION TERMS

         EXERCISE PRICE. The Plan Administrator determines the exercise price at the time the option is granted, but the exercise price will not be less than 100% of the fair market value of a share of common stock on the grant date.

         TERM. No granted option can have a term in excess of 10 years. The new options will have a term of 10 years from the date of grant.

         EXERCISABILITY AND TERMINATION OF EMPLOYMENT. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. The vesting of the new options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         Upon cessation of service, you will have a limited period of time in which to exercise your outstanding options to the extent they are exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following your cessation of service during which your outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after your actual cessation of service.

         STOCKHOLDER RIGHTS AND OPTION TRANSFERABILITY. You will not have any stockholder rights with respect to the option shares until you have exercised the option and paid the exercise price for the purchased shares. Your options may be transferred or assigned during your lifetime to one or more members of your immediate family or to a trust established for one or more your family members.

         CHANGE OF CONTROL. In the event we experience a change of control, each outstanding option granted pursuant to the Discretionary Option Grant Program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor company or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Discretionary Option Grant Program will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor company or otherwise continued in effect.

         A change of control will be deemed to occur upon (a) our acquisition through a merger or asset sale, (b) the successful completion of a tender offer for more than 50% of our outstanding voting stock or (c) a change in the majority of our Board of Directors effected through one or more contested elections for board membership.

         CANCELLATION/REGRANT. The Plan Administrator has the authority to once again effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options transferred from the 1996 Plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

         TANDEM STOCK APPRECIATION RIGHTS. The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program that will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable will be equal to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

         PAYMENT OF EXERCISE PRICE. You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price will be set forth in your option agreement, and are payable in one or more of the following forms: cash or check made payable to the Company, in shares of common stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the exercise date, or through a same-day sale program without any cash outlay by the option holder.

DISCRETIONARY FEATURES

         ACCELERATED VESTING UPON CHANGE IN CONTROL. The Plan Administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program that will become exercisable for all the option shares in the event your service with us or the successor entity is terminated (actually or constructively) within a designated period following a change of control transaction in which those options are assumed or otherwise continued in effect.

         The Plan Administrator has the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately vest upon a change of control, whether the options are to be assumed or otherwise continued in effect.

         FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program to assist you in financing the exercise of outstanding options under the Discretionary Option Grant Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares. Under the recently enacted Sarbanes-Oxley Act of 2002, the extensions of such credit to officers and directors of the Company are specifically prohibited. Accordingly, if you are an officer of the Company, you will be ineligible to receive such a loan.

         SPECIAL TAX ELECTION. The Plan Administrator may provide you with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which you become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow you to deliver previously acquired shares of common stock in payment of such withholding tax liability.

         REGISTRATION OF OPTION SHARES. All shares issuable upon exercise of our outstanding options under the 2000 Plan have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") on Form S-8. Unless you are one of our affiliates, you will be able to sell your shares issuable upon exercise of your options free of any transfer restrictions under applicable U.S. securities laws.

11. CERTAIN DIFFERENCE BETWEEN ELIGIBLE OPTION AND REQUIRED OPTIONS AND NEW OPTIONS TO BE GRANT IN EXCHANGE.

         To the extent your eligible options and required options were granted pursuant to the 2000 Plan, the new options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the new exercise price and a new 10-year maximum term. However, if you are a non-exempt employee under the federal wage laws (i.e., those entitled to receive overtime pay), you must wait for six months after the grant date in order to exercise (including exercises made by way of a same-day sale) your new options. If you are a non-exempt employee and your service terminates (other than by reason of your death or disability as defined in the 2000 Plan) during the six-month period following the grant date, then you may exercise your vested new options at any time during the three-month period beginning on the day that is six months and one day after the grant date. The reason for this restriction is that in order for us to exclude gains from the exercise of stock options from your regular rate of pay for purposes of calculating overtime pay, recent changes in the law require that new stock option grants, including the new options, be unexercisable for six months following the date of grant.

         If your eligible options were originally granted pursuant to the 1996 Plan, those eligible options may contain certain features, such as 50% accelerated vesting in the event of a "CHANGE OF CONTROL," as defined therein. If your eligible options were originally granted pursuant to the 2000 Plan, those eligible options contain certain features, such as 100% accelerated vesting in the event of a Change of Control. The new options will be granted pursuant to the 2000 Plan and, therefore, will contain features of the 2000 Plan such as 100% accelerated vesting in the event of a Change of Control. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement.

         In addition, new options to be granted to international employees may be subject to certain restrictions and limitations required by the foreign jurisdiction in which the employee resides. As a result, an alternative form of stock option agreement may be required for new options to be granted to international employees.

         All new options will be nonstatutory stock options, even if some of the cancelled stock options are incentive stock options. The tax consequences of exercising nonstatutory stock options differ from those resulting from the exercise of incentive stock options. You should refer to the discussion of "Material U.S. Federal Income Tax Consequences" below for a complete discussion of the tax consequences of exchanging your options and the difference between incentive stock options and nonstatutory stock options.

12.      INFORMATION CONCERNING VASTERA.

         Vastera is a leading provider of web-native solutions for global trade management and was incorporated in Virginia in November 1991 under the name Export Software International, Inc. The Company reincorporated in Delaware in July 1996 and changed its name to Vastera, Inc. in June 1997. The Company has operations in the United States, Brazil, Canada, Mexico, Japan and the United Kingdom. Our principal executive offices are located at 45025 Aviation Drive, Suite 300, Dulles, Virginia 20166, and our telephone number is (703) 661-9006.

         The Company's offerings include a library of global trade content, web-native software solutions and management consulting and managed services. Managed services range from management of a specific global trade function to providing complete management of a client's global trade operations. The Company's customers utilize these offerings to manage their global trade processes. Global trade involves the shipment of goods between countries and the management of information and business processes to complete shipment.

         The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2002, are incorporated herein by reference. See "Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         Set forth below is a selected summary of our financial information. The selected historical consolidated statements of operations data for the years ended December 31, 2001 and 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K dated March 11, 2002, which were audited by Arthur Andersen LLP, independent public accountants. These statements have been reclassified to conform with our current periods presentation. The selected historical consolidated statements of operations data for the six months ended June 30, 2002 and June 30, 2001 and the selected historical consolidated balance sheet data as of June 30, 2002 which are included in our quarterly report on Form 10-Q for the Company's fiscal quarter ended June 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.


                                                                         YEAR ENDED            SIX MONTHS ENDED
                                                                        DECEMBER 31,                JUNE 30,
                                                                   ---------------------     --------------------
                                                                     2000         2001         2001        2002
                                                                   --------     --------     --------    --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                                                       (UNAUDITED)
   (IN THOUSANDS, EXCEPT PER SHARE DATA):

Revenues:
      Managed services revenues                                    $   1,800    $  32,765    $  13,495   $  21,974
      Software revenues                                               15,279       13,727        5,843       6,628
      Services revenues                                               17,104       18,432        8,671       8,791
                                                                   -----------  -----------  ----------- -----------
            Total revenues                                            34,183       64,924       28,009      37,393

Cost of revenues:
      Cost of managed services revenue                                 3,626       17,019        7,213      10,788
      Cost of software revenues                                        1,805        2,406        1,134       1,203
      Cost of service revenues                                        14,168       14,018        6,547       6,668
                                                                   -----------  -----------  ----------- -----------

Operating expenses:
      Sales and marketing                                             13,920       18,154        8,912       6,643
      Research and development                                        12,482       14,583        7,291       7,441
      General and administrative                                       5,923        9,053        4,394       4,862
      Depreciation                                                     2,262        3,239        1,502       2,064
      Amortization                                                     6,707       22,309       10,787       1,193
      Restructuring                                                       --           --           --       1,976
      In-process research and development                                 --        6,901        6,901          --
      Stock-based compensation                                        10,167        5,626        3,263       1,562
                                                                   -----------  -----------  ----------- -----------
            Total operating expenses                                  51,461       79,865       43,050      25,741
                                                                   -----------  -----------  ----------- -----------

Loss from operations                                                 (36,877)     (48,384)     (29,935)     (7,007)
Other income (expenses), net                                           1,056        2,937        1,896         533
                                                                   -----------  -----------  ----------- -----------
Loss before income taxes                                             (35,821)     (45,447)     (28,039)     (6,474)
Income taxes                                                              (8)        (306)        (158)       (182)
                                                                   -----------  -----------  ----------- -----------
      Net loss                                                       (35,829)     (45,753)     (28,197)     (6,656)
Dividends and accretion on redeemable
    convertible preferred stock                                      (35,877)          --           --          --
                                                                   -----------  -----------  ----------- -----------
      Net loss attributable to common stockholders                 $ (71,706)   $ (45,753)   $ (28,197)  $  (6,656)
                                                                   ===========  ===========  =========== ===========

Net loss per share, basic and diluted                              $   (4.90)   $   (1.22)   $   (0.76)  $   (0.17)
                                                                   ===========  ===========  =========== ===========

Weighted average shares of common stock, basic and diluted            14,620       37,650       37,054      39,700


                                                                                                        AS OF
                                                                                           DECEMBER 31,       JUNE 30,
                                                                                             2001               2002
                                                                                           ------------      -----------
                                                                                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents                                                                  $    10,982      $   17,983
Short-term investments                                                                          62,789          45,466
Working capital                                                                                 68,339          56,457
Total assets                                                                                   163,860         170,775
Long-term obligations, net of current                                                            2,344           2,237
Total stockholders' equity                                                                     137,818         141,723

         The book value per share of our common stock at June 30, 2002 was $3.52.


         Vastera does not have any registered debt and as a result a consolidated ratio of earnings to fixed charges is inapplicable.

13. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         The following table sets forth our directors and executive officers and, with respect to each of them, the total number of shares underlying their eligible options and the percentage that number of shares represents of the total number of shares underlying all eligible options as of August 28, 2002:


                                                                             TOTAL        PERCENT OF TOTAL
                                                                          OUTSTANDING        OUTSTANDING
     NAME                         POSITION AND OFFICES HELD                 OPTIONS            OPTIONS
--------------------      ------------------------------------------      -----------     ----------------
Arjun Rishi               Chairman of the Board                              180,000            2.3%
Mark J. Ferrer            President, Chief Executive Officer and           1,023,000           12.9
                          Director
Walter Arzonetti          Director                                            45,000            0.6
Timothy J. Davenport      Director                                            67,500            0.9
Thomas Hogan              Director                                            45,000            0.6
Richard Kimball           Director                                            45,000            0.6
Richard Lefebvre          Director                                           157,500            2.0
Nicolas Nierenberg        Director                                            67,500            0.9
Philip J. Balsamo         Chief Financial Officer                            236,700            3.0
Brian J. Henderson        Chief Counsel                                      150,000            1.9
Mark Palomba              Senior Vice President, Global Services             206,000            2.6

         The address of each director and executive officer is: c/o Vastera, Inc., 45025 Aviation Drive, Suite 300, Dulles, Virginia 20166.

         Please see our definitive proxy statement for our 2002 annual meeting of stockholders for information regarding the amount of our securities beneficially owned by our executive officers as of February 20, 2002.

         As of August 28, 2002, our executive officers and non-employee directors (11 persons) as a group beneficially owned options outstanding under the Option Plans to purchase a total of 2,223,200 of our shares, which represented approximately 28% of the shares subject to all options outstanding under that plan as of that date.

         During the past 60 days, we have granted options under the 2000 Plan to purchase 134,000 shares of our common stock with exercise prices ranging from $1.94 to $5.54 There were no transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or executive officers engaged in that involved eligible options during the 60 days prior to this Offer.

14. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         All tendered eligible options and required options that are accepted for exchange will be cancelled. All shares underlying tendered options that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 2000 Plan and will fund the share reserve required under the 2000 Plan to carry out the option exchange that is the subject of this Offer. To the extent those cancelled shares exceed the reserve necessary for issuance upon the exercise of the new options to be granted in connection with this Offer, the excess shares will be available for future awards to employees and other eligible 2000 Plan participants.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

         o we will not grant any new options until the first business day that is at least six months and one day after the cancellation date; and

         o the exercise price of all new options will at least equal the fair market value of the shares of common stock on the new grant date.

15.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of new options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept tendered options for exchange and cancellation and to grant new options for tendered options is subject to certain conditions, including the conditions described in Section 8.

         We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

16.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences applicable to the tender and exchange of options pursuant to this Offer. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, the administrative and judicial interpretations and the relevant legislative history of both (all as of the date of this Offer), all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with those statements and conclusions. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

         If you are subject to taxation in a country other than the United States, whether by reason of your nationality, residence or otherwise, you should consult with your individual tax advisor as to the consequences of your participation in this Offer. Short summaries of some of the important tax implications in some of the countries where our non-U.S. employees are located are attached as exhibits.

         WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER, AND ANY FOREIGN TAX LAWS THAT MAY APPLY TO YOU.

         We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Accordingly, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal tax purposes at the time of the exchange.

         We also believe that the grant of new options should not be recognized as taxable income. Therefore, we believe that on the date of grant of the new options, the option holders should not be required to recognize income for U.S. federal tax purposes.

         If you exchange incentive stock options and we accept those options, the new options will be not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.

         FEDERAL INCOME TAX CONSEQUENCES FOR OUTSTANDING INCENTIVE STOCK OPTIONS. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

         IF YOU EXCHANGE YOUR INCENTIVE STOCK OPTIONS AND WE ACCEPT YOUR OPTIONS, ANY NEW OPTIONS YOU ARE GRANTED WILL NOT QUALIFY AS INCENTIVE STOCK OPTIONS. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "Federal Income Tax Consequences of Non-Incentive Stock Options," because your new options will not be incentive stock options and may be subject to different tax treatment than your eligible options.

         We do not believe that our Offer to you will change any of the terms of your eligible incentive stock options if you do not accept the Offer. If you choose not to accept this Offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

         Under current law you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchased under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

         Except in certain circumstances that are described in Option Plans and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonstatutory stock options that are discussed below.

         If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "QUALIFYING" or "DISQUALIFYING." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

         If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "DISQUALIFYING DISPOSITION," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending on whether the common stock was sold more than one year after the option was exercised.

         If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

         If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

         FEDERAL INCOME TAX CONSEQUENCES OF NONSTATUTORY STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

         If you exchange shares in payment of part or all of the exercise price of a nonstatutory stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

17.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether any event listed in Section 8 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 8, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 8 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         o we increase or decrease the amount of consideration offered for the options; or

         o we decrease the number of options eligible to be tendered in the Offer, or we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 17, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

18.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

19.      ADDITIONAL INFORMATION.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

         1. Vastera's annual report on Form 10-K for our fiscal year ended December 31, 2001;

         2. Vastera's quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; and

         3. The description of our common stock contained in Form 8-A filed on September 21, 2000.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at WWW.SEC.GOV.

         Our shares of common stock are quoted on the Nasdaq National Market under the symbol "VAST" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) by visiting Vastera's intranet web site located on Bosk at the following link: HTTP://BOSK.VASTERA.COM/STOCK_INFO.HTM.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Vastera should be read together with the information contained in the documents to which we have referred you.

20.      MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Vastera or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

         The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the "REFORM ACT") protects companies from liability for their forward-looking statements if they comply with the requirements of the Reform Act. The Reform Act does not provide this protection for transactions such as a tender offer and, to the extent, this Offer constitutes a tender offer, the reform act is not available for our forward-looking statements contained in this Offer to exchange.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                                   VASTERA, INC.


August 30, 2002